Exhibit 99.1

Private Placement Eliminates Balance Sheet Overhang and Alleviates Previously Disclosed Going Concern Doubt

DALLAS, Aug. 6, 2026 /PRNewswire/ -- Solidion Technology Inc. (“Solidion” or the “Company”) (Nasdaq: STI), an advanced battery technology solutions provider, today has released Second Quarter 2026 Financial and Operating Results. The condensed consolidated financial”statements of Solidion and additional information can be found in Solidion’s Form 10-Q, filed with the Securities and Exchange Commission, August 6, 2026 (the “Form 10-Q”). This earnings release should be read together with the information contained in the Form 10-Q.

Previously Announced Recent Business Highlights

Business Development

●	Successful demonstration of a high-power 9.5Ah pouch cell designed for industrial and military drone applications. The prototype delivered exceptional power stability, retaining approximately 95% of its capacity at a 10C discharge rate, a significant improvement over typical market pouch cells, which average 78% retention at 5C. Solidion expects to make the pouch cell commercially available in Q2 2026. Solidion is working toward commercial availability of the pouch cell and will provide updates as development progresses.

●	The Company unveiled its new PEAK Series, an advanced UPS battery system engineered specifically for AI data centers, leveraging the Company’s high-performance 5500 silicon-carbon anode cell. The system delivers up to 30% space savings, significantly lower total cost of ownership, and up to three times longer life than conventional backup solutions. Commercial availability is expected in 2026, with Solidion currently working with select data center partners on early integration and testing.

Technological Advancements, Business Development and Corporate Updates:

●	$35 Million Private Placement (June 7, 2026): Solidion announced a securities purchase agreement with a new institutional investor for 750,000 shares of common stock and pre-funded warrants to purchase 1,583,000 shares in a private placement priced above market under Nasdaq rules, generating $35 million in gross proceeds and closing on June 9, 2026. Net proceeds are earmarked to accelerate commercialization of the Company’s patented Extreme-Climate Battery technology, fulfill customer demand, expand inventory, advance prototype development, and support general working capital needs, with Titan Partners, a division of American Capital Partners, serving as sole placement agent.

●	Gen-ECB / Space Battery Technology (June 4, 2026): Solidion unveiled its patented Generation Extreme-Climate Battery (Gen-ECB) platform, engineered to power satellites, LEO-based AI data centers, crewed spacecraft, and future lunar infrastructure as commercial space activity accelerates. The technology leverages graphene’s thermal conductivity and radiation resistance to actively manage cell temperature, enabling reliable operation from −80°C to +60°C and demonstrating over 500 charge cycles at −40°C — a key durability benchmark for missions like NASA’s Artemis program. Paired with the Company’s silicon-rich solid-state, anode-less lithium metal, and lithium-sulfur chemistries (targeting 380+ Wh/kg), the platform positions Solidion — backed by its 385+ patent portfolio — to supply high-reliability, domestically sourced power storage for satellites, Starship operations, and lunar surface systems, diversifying its revenue opportunity alongside its existing EV and AI data center UPS markets.

●	The Company previously announced that it has entered into a non-binding Memorandum of Understanding with an entity that manufactures and distributes energy storage systems.

●	The Company has been awarded a grant to advance research and development of Electrochemical Manufacturing of High-Performance Graphite Based on Biomass-Derived Carbon. This award is one of the projects funded by ARPA-E, the Advanced Research Projects Agency, from their highly competitive OPEN program.

●	The Company has been awarded a grant to scale up the synthesis of a carbon-nanosphere material that will be used as an anti-corrosive additive in molten-salts-based heat transfer fluids for advanced molten salt nuclear reactors from the U.S. Department of Energy (DOE).

●	The Company has been awarded a grant to develop an advanced fiber-based electronic battery system built on a coaxial carbon nanotube (CNT) yarn architecture from the U.S. Department of War/Army STTR Program.

●	Solidion Technology completed a major restructuring of its August 2024 equity financing, eliminating all Series C and D Pre-Funded Warrants, along with the corresponding derivative liability, significantly strengthening the balance sheet and reducing future dilution risk. Long-term investors Madison Bond LLC and Bayside Project LLC converted their entire warrant allocation into common stock, and agreed to lock-up restrictions on those shares, subject to certain exceptions, which supports shareholder alignment and Solidion’s long-term growth strategy.

CEO Statement:

“Solidion’s much improved balance sheet reflects the commitment of long term shareholders and reaffirms the strategy of building an organization that can compete revenue wise,” said Jaymes Winters, Chief Executive Officer of Solidion Technology.

Q2 2026 Financial Highlights

●	$27.7 million in cash and cash equivalents at June 30, 2026, compared to $0.2 million at December 31, 2025. Following the completion of the private placement, the substantial doubt about the Company’s ability to continue as a going concern previously disclosed has been alleviated.

●	$124,914 in revenue from government grants and delivery of Solidion’s proprietary silicon anode products.

●	$1.4 million loss from continuing operations, reflecting decreased spending on professional services and other public company expenses.

●	Net Loss of $2.9 million, or $0.35 per basic share, including a non-cash loss of $0.9 million related to change in fair value of derivatives.

See below for additional information on Solidion’s operational results:

Summary of Statements of Operations for the Three Months Ended June 30, 2026 and 2025

	For the Three Months Ended June 30,
	2026	2025 (Restated)

Net sales	$124,914	$4,000
Cost of goods sold	-	2,327
Operating expenses	1,492,251	1,788,797
Total other expense	(1,519,419)	(326,735)
Net loss	$(2,886,756)	$(2,113,859)

Net Sales

Net sales increased by $120,914 for the three months ended June 30, 2026, to $124,914, compared to $4,000 for the three months ended June 30, 2025. The increase was primarily attributable to government grant revenue recognized during the period.

Operating Expenses

Operating expenses decreased by $296,546 for the three months ended June 30, 2026. This decrease was primarily driven by lower general and administrative costs, including reduced personnel and professional services expenses. Additionally, there were decreased research and development costs, including personnel expenses associated with the commercialization of our battery cell products and third-party validation testing of our proprietary silicon anode.

Other Income (Expense)

Other expense increased by $1,192,684 for the three months ended June 30, 2026. This increase was largely driven by a loss of $917,780 due to a change in the fair value of derivative liabilities related to the Forward Purchase Agreement and warrants related to the March private placement financing, compared to a loss of $216,150 in the three months ended June 30, 2025. Other expense for the quarter also included a $549,915 non-cash write-off of deferred offering costs associated with a registration statement the Company withdrew in June 2026, and interest expense of $153,597 primarily related to the Company’s short-term notes.

About Solidion Technology, Inc.

Headquartered in Dallas, Texas with pilot production facilities in Dayton, Ohio, Solidion’s (NASDAQ: STI) core business includes manufacturing of battery materials and components, as well as development and production of next-generation batteries for energy storage systems, including UPS systems serving the artificial intelligence (AI) data center market and electric vehicles for ground, aerospace, and sea transportation. Solidion holds a portfolio of over 385 patents, covering innovations such as high-capacity, silane gas free and graphene-enabled silicon anodes, biomass-based graphite, advanced lithium-sulfur and lithium-metal technologies.

For more information, please visit www.solidiontech.com or contact Investor Relations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Solidion Technology Inc., (NASDAQ: STI) (the “Company,” “Solidion,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

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